Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Third Quarter EPS of $0.54

•
Net earnings of $120.7 million, or $0.54 per diluted share, which includes a $67.2 million tax provision, compared to net earnings of $87.1 million, or $0.40 per diluted share, which includes a $12.8 million tax benefit

•	Deliveries of 4,990 homes – up 37%

•	New orders of 4,785 homes – up 14%; New orders dollar value of $1.5 billion – up 32%

•	Cancellation rate of 18%

•	Backlog of 5,958 homes – up 32%; backlog dollar value of $1.9 billion – up 53%

•	Revenues of $1.6 billion – up 46%

•	Gross margin on home sales of 24.9% – improved 170 basis points

•	S,G&A expenses as a % of revenues from home sales of 10.2% – improved 180 basis points

•	Operating margin on home sales of 14.7% – improved 350 basis points

•	Lennar Homebuilding operating earnings of $202.8 million, compared to $71.3 million

•	Lennar Financial Services operating earnings of $23.5 million, compared to $25.3 million

•
Rialto Investments operating earnings of $1.5 million (including an add back of $0.8 million of net loss attributable to noncontrolling interests), compared to $7.7 million (including an add back of $13.4 million of net loss attributable to noncontrolling interests)

•	Lennar Homebuilding cash and cash equivalents of $434 million

•	$100 million of outstanding borrowings under the $950 million credit facility

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 53.0%

(more)

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Miami, September 24, 2013 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its third quarter ended August 31, 2013. Third quarter net earnings attributable to Lennar in 2013 were $120.7 million, or $0.54 per diluted share, which includes a $67.2 million tax provision, compared to third quarter 2012 net earnings attributable to Lennar of $87.1 million, or $0.40 per diluted share, which includes a $12.8 million tax benefit.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, “We are very pleased with our quarterly results, reporting earnings per share of $0.54. During the third quarter, our gross margin percentage on home sales improved to 24.9%, while our S,G&A expenses as a percentage of home sales revenue decreased to 10.2%, driving strong operating leverage as evidenced by an operating margin percentage of 14.7%. Despite a moderating sales pace, the number of new home orders in the quarter increased 14%, with a 16% increase in average sales price, resulting in a 32% increase in the dollar value of new home orders from the prior year period. We ended the quarter with a solid backlog, with a 32% increase in the number of homes and a 53% increase in backlog dollar value. Meanwhile, our financial services business generated $23.5 million of earnings during the quarter, despite a significant slowdown of refinance business.”
Mr. Miller continued, “As our core businesses continue to improve, we are equally enthusiastic about the maturing of our ancillary businesses. With $640 million of capital raised in Fund II at the end of the quarter, Rialto has continued its strategic growth toward becoming a blue-chip money manager for real estate properties, loans and securities. Our Lennar Multi-Family rental business has continued to grow its pipeline to more than $2.5 billion at quarter-end, which is expected to be completed over the next four years. In addition, our FivePoint Communities business continues to prepare to harvest some of the best land deals in California.”
“We continue to see long-term fundamental demand in the market driven by the significant shortfall of new single-family and multi-family homes built over the last five years. While there may be bumps along the road that may impact the short-term pace of the recovery, the long-term outlook for our business remains extremely bright.”
Mr. Miller concluded, “With a strong balance sheet, a vibrant strategy in our core businesses of homebuilding and financial services, and our maturing ancillary businesses, we remain comfortably positioned for ongoing improvement in the marketplace.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2013 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2012
Lennar Homebuilding
Revenues from home sales increased 55% in the third quarter of 2013 to $1,447.6 million from $932.8 million in the third quarter of 2012. Revenues were higher primarily due to a 37% increase in the number of home deliveries, excluding unconsolidated entities, and a 13% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 4,972 homes in the third quarter of 2013 from 3,617 homes in the third quarter of 2012. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $291,000 in the third quarter of 2013 from $258,000 in the same period last year. Sales incentives offered to homebuyers were $18,700 per home delivered in the third quarter of 2013, or 6.0% as a percentage of home sales revenue, compared to $26,100 per home delivered in the same period last year, or 9.2% as a percentage of home sales revenue, and $20,200 per home delivered in the second quarter of 2013, or 6.7% as a percentage of home sales revenue.
Gross margins on home sales were $360.9 million, or 24.9%, in the third quarter of 2013, compared to $216.2 million, or 23.2%, in the third quarter of 2012. Gross margin percentage on home sales improved compared to last year, primarily due to a greater percentage of deliveries from the Company's new higher margin communities (communities where land was acquired subsequent to November 30, 2008), a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales and an increase in the average sales price of homes delivered, partially offset by an increase in materials, labor and land costs. Gross profits on land sales totaled $3.3 million in the third quarter of 2013, compared to $1.3 million in the third quarter of 2012.
Selling, general and administrative expenses were $148.3 million in the third quarter of 2013, compared to $112.2 million in the third quarter of 2012. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 10.2% in the third quarter of 2013, from 12.0% in the third quarter of 2012, due to improved operating leverage as a result of increased absorption per community and more active communities.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $10.3 million in the third quarter of 2013, related to the Company's share of operating earnings of Lennar Homebuilding unconsolidated entities, primarily as a result of sales of homesites to third parties by one unconsolidated entity and deferred profit related to those homesites that was earned during the third quarter of 2013. This compared to Lennar Homebuilding equity in earnings (loss) of ($6.0) million in the third quarter of 2012, primarily related to the Company's share of operating losses of Lennar Homebuilding unconsolidated entities.
Lennar Homebuilding other expense, net, totaled $1.3 million in the third quarter of 2013, compared to $5.4 million in the third quarter of 2012, which included a pre-tax loss of $6.5 million related to the repurchase of $204.7 million aggregate principal amount of the 5.95% senior notes due 2013 through a tender offer.

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Lennar Homebuilding interest expense was $54.3 million in the third quarter of 2013 ($31.6 million was included in cost of homes sold, $0.5 million in cost of land sold and $22.2 million in other interest expense), compared to $45.0 million in the third quarter of 2012 ($21.9 million was included in cost of homes sold, $0.4 million in cost of land sold and $22.7 million in other interest expense). Interest expense increased due to an increase in the Company's outstanding debt and an increase in deliveries, partially offset by a lower weighted average interest rate compared to the same period last year.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $23.5 million in the third quarter of 2013, compared to $25.3 million in the third quarter of 2012. The decrease in profitability was primarily due to a decrease in the profit per transaction resulting from a reduction in refinance volume in the segment's mortgage operations.
Rialto Investments
Operating earnings for the Rialto Investments segment were $1.5 million in the third quarter of 2013 (which is comprised of $0.7 million of operating earnings and an add back of $0.8 million of net loss attributable to noncontrolling interests), compared to operating earnings of $7.7 million (which is comprised of a $5.7 million operating loss and an add back of $13.4 million of net loss attributable to noncontrolling interests) in the same period last year. Revenues in this segment were $27.8 million in the third quarter of 2013, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $37.2 million in the same period last year, which included $8.1 million in fees earned from Rialto's role as sub-advisor to the AllianceBernstein L.P. (“AB”) fund formed under the Federal government's Public-Private Investment Program (“PPIP”). Revenues decreased primarily due to lower interest income as a result of a decrease in the segment's portfolio of loans and the fees earned related to the PPIP in 2012, which was successfully completed in 2012. Expenses in this segment were $34.2 million in the third quarter of 2013, which consisted primarily of costs related to its portfolio operations, loan impairments of $3.5 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses, compared to expenses of $46.4 million in the same period last year, which consisted primarily of costs related to its portfolio operations, loan impairments of $20.3 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests), and other general and administrative expenses. Expenses decreased primarily due to a decrease in loan impairments.
Rialto Investments equity in earnings from unconsolidated entities was $5.2 million in the third quarter of 2013, which primarily included $5.1 million of equity in earnings related to the Company's share of earnings from the Rialto real estate funds. Equity in earnings from unconsolidated entities was $13.6 million in the third quarter of 2012, which included $8.1 million of net gains primarily related to realized gains from the sale of investments in the portfolio underlying the AB PPIP fund, $1.2 million of interest income earned by the AB PPIP fund and $6.2 million of equity in earnings related to the Rialto Real Estate Fund (the "Fund I").

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The segment also had other income (expense), net, of $1.8 million in the third quarter of 2013, which consisted primarily of realized gains on the sale of real estate owned (“REO”) of $9.7 million and rental income, partially offset by expenses related to owning and maintaining REO and impairments on REO. Rialto Investments other income (expense), net, was ($10.1) million in the third quarter of 2012, which consisted primarily of expenses related to owning and maintaining REO and impairments on REO, partially offset by realized gains on the sale of REO of $2.4 million and rental income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $37.6 million, or 2.3% as a percentage of total revenues, in the third quarter of 2013, compared to $32.3 million, or 2.9% as a percentage of total revenues, in the third quarter of 2012. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $1.5 million and ($15.7) million, respectively, in the third quarter of 2013 and 2012. Net earnings attributable to noncontrolling interests during the third quarter of 2013 were primarily related to the Company's homebuilding operations partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net loss attributable to noncontrolling interests during the third quarter of 2012 was primarily related to the FDIC's interest in the portfolio of real estate loans.
Income Taxes
During the third quarter of 2013, the Company had a $67.2 million provision for income taxes, compared to a $12.8 million tax benefit in the third quarter of 2012. During the third quarter of 2012, the Company reversed $35.4 million of its valuation allowance against its state deferred tax assets and $8.6 million of its valuation allowance that was previously maintained to be utilized in remaining periods of 2012. The total reversal for the third quarter of 2012 was $44.0 million. This reversal was offset by a tax provision of $31.2 million primarily related to third quarter 2012 pre-tax earnings.
Credit Facility
In June 2013, the Company increased the aggregate principal amount of its unsecured revolving credit facility (the “Credit Facility”) to $950 million, which includes an $18 million accordion feature, subject to additional commitments, and extended the Credit Facility's maturity date to June 2017. The proceeds available under the Credit Facility, which are subject to specified conditions for borrowing, may be used for working capital and general corporate purposes. The credit agreement also provides that up to $500 million in commitments may be used for letters of credit. As of August 31, 2013, the Company had $100 million of outstanding borrowings under the Credit Facility. Additionally, the Company terminated its $150 million Letter of Credit and Reimbursement Agreement and its $50 million Letter of Credit and Reimbursement Agreement during the quarter.

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NINE MONTHS ENDED AUGUST 31, 2013 COMPARED TO
NINE MONTHS ENDED AUGUST 31, 2012
Lennar Homebuilding
Revenues from home sales increased 52% in the nine months ended August 31, 2013 to $3.6 billion from $2.3 billion in 2012. Revenues were higher primarily due to a 36% increase in the number of home deliveries, excluding unconsolidated entities, and a 12% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 12,595 homes in the nine months ended August 31, 2013 from 9,281 homes in the same period last year. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $283,000 in the nine months ended August 31, 2013 from $252,000 in the nine months ended August 31, 2012. Sales incentives offered to homebuyers were $20,400 per home delivered in the nine months ended August 31, 2013, or 6.7% as a percentage of home sales revenue, compared to $29,500 per home delivered in the same period last year, or 10.5% as a percentage of home sales revenue.
Gross margins on home sales were $853.2 million, or 24.0%, in the nine months ended August 31, 2013, compared to $523.0 million, or 22.4%, in the nine months ended August 31, 2012. Gross margin percentage on home sales improved compared to last year, primarily due to a greater percentage of deliveries from the Company's new higher margin communities (communities where land was acquired subsequent to November 30, 2008), a decrease in sales incentives offered to homebuyers as a percentage of revenue from home sales, an increase in the average sales price of homes delivered, partially offset by an increase in materials, labor and land costs. Gross profits on land sales totaled $12.4 million in the nine months ended August 31, 2013, compared to $6.9 million in the nine months ended August 31, 2012.
Selling, general and administrative expenses were $387.1 million in the nine months ended August 31, 2013, compared to $308.7 million in the same period last year. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 10.9% in the nine months ended August 31, 2013, from 13.2% in the nine months ended August 31, 2012, due to improved operating leverage as a result of increased absorption per community and more active communities.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was $22.9 million in the nine months ended August 31, 2013, related to the Company's share of operating earnings of Lennar Homebuilding unconsolidated entities, primarily as a result of sales of homesites to third parties by one unconsolidated entity and deferred profit related to those homesites that was earned during the third quarter of 2013. This compared to Lennar Homebuilding equity in earnings (loss) of ($14.3) million in the nine months ended August 31, 2012, primarily related to the Company's share of operating losses of Lennar Homebuilding unconsolidated entities which included $5.4 million of valuation adjustments related to asset sales at Lennar Homebuilding's unconsolidated entities.

7-7-7
Lennar Homebuilding other income, net, totaled $0.3 million in the nine months ended August 31, 2013, compared to $11.4 million in the nine months ended August 31, 2012, which included a $15.0 million gain on the sale of an operating property, partially offset by a pre-tax loss of $6.5 million related to the repurchase of $204.7 million aggregate principal amount of 5.95% senior notes due 2013 through a tender offer.
Lennar Homebuilding interest expense was $155.4 million in the nine months ended August 31, 2013 ($80.0 million was included in cost of homes sold, $2.1 million in cost of land sold and $73.4 million in other interest expense), compared to $131.1 million in the nine months ended August 31, 2012 ($58.4 million was included in cost of homes sold, $1.4 million in cost of land sold and $71.3 million in other interest expense). Interest expense increased due to an increase in the Company's outstanding debt and an increase in deliveries, partially offset by a lower weighted average interest rate compared to the same period last year.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $68.8 million in the nine months ended August 31, 2013, compared to $51.6 million in the nine months ended August 31, 2012. The increase in profitability was primarily due to an increase in the volume of transactions and a higher profit per transaction in the segment's mortgage and title operations.
Rialto Investments
Operating earnings for the Rialto Investments segment were $6.0 million in the nine months ended August 31, 2013 (which included $10.6 million of operating earnings, offset by $4.6 million of net earnings attributable to noncontrolling interests), compared to operating earnings of $21.4 million (which included $6.8 million of operating earnings and an add back of $14.6 million of net loss attributable to noncontrolling interests) in the same period last year. Revenues in this segment were $79.1 million in the nine months ended August 31, 2013, which consisted primarily of accretable interest income associated with the segment’s portfolio of real estate loans and fees for managing and servicing assets, compared to revenues of $102.9 million in the same period last year.
Revenues decreased primarily due to lower interest income as a result of a decrease in the segment's portfolio of loans. Expenses in this segment were $94.2 million in the nine months ended August 31, 2013, which consisted primarily of costs related to its portfolio operations, loan impairments of $14.1 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests) and other general and administrative expenses, compared to expenses of $110.0 million in the same period last year, which consisted primarily of costs related to its portfolio operations, loan impairments of $22.6 million primarily associated with the segment's FDIC loan portfolio (before noncontrolling interests), and other general and administrative expenses. Expenses decreased primarily due to a decrease in loan servicing expenses and loan impairments.

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Rialto Investments equity in earnings from unconsolidated entities was $15.9 million in the nine months ended August 31, 2013, which primarily included $15.7 million of equity in earnings related to the Company's share of earnings from the Rialto real estate funds. Equity in earnings from unconsolidated entities was $37.6 million in the nine months ended August 31, 2012, which included $17.0 million of net gains primarily related to realized gains from the sale of investments in the portfolio underlying the AB PPIP fund, $6.3 million of interest income earned by the AB PPIP fund and $16.8 million of equity in earnings related to the Company's share of earnings from Fund I.
The segment also had other income (expense), net, of $9.8 million in the nine months ended August 31, 2013, which consisted primarily of realized gains on the sale of REO of $36.9 million and rental income, partially offset by expenses related to owning and maintaining REO and impairments on REO. Rialto Investments other income (expense), net, was ($23.7) million in the nine months ended August 31, 2012, which consisted primarily of expenses related to owning and maintaining REO and impairments on REO, partially offset by realized gains on the sale of REO of $10.9 million and rental income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $102.7 million, or 2.6% as a percentage of total revenues, in the nine months ended August 31, 2013, compared to $88.3 million, or 3.2% as a percentage of total revenues, in the nine months ended August 31, 2012. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $6.3 million and ($21.0) million, respectively, in the nine months ended August 31, 2013 and 2012, primarily attributable to noncontrolling interests related to the Company's homebuilding and Rialto Investments operations.
Income Taxes
During the nine months ended August 31, 2013, the Company concluded that it was more likely than not that a portion of its state deferred tax assets would be utilized. This conclusion was based on additional positive evidence including actual and forecasted earnings, as well as the Company generating cumulative pre-tax earnings over a rolling four year period achieved during the second quarter of 2013. Accordingly, during the nine months ended August 31, 2013, the Company reversed $67.1 million of its valuation allowance against its state deferred tax assets. This reversal was offset by a tax provision of $150.2 million primarily related to pre-tax earnings during the nine months ended August 31, 2013, resulting in an $83.1 million provision for income taxes. As of August 31, 2013, the Company's remaining valuation allowance against its deferred tax assets was $20.4 million, which is primarily related to state net operating loss carryforwards that may expire due to short carryforward periods. During the nine months ended August 31, 2012, the Company reversed $447.0 million of its valuation allowance against its deferred tax assets.

9-9-9
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is a leading investment and asset management company focused on creating value by investing in and managing real estate properties, loans and securities. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding the completion of rental units in the Multi-Family rental business, the long-term outlook for our business, and improvement in the marketplace. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, a delay in the recovery of real estate markets across the nation, or any further downturn in such markets; increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure; a decline in the value of the land and home inventories we maintain or possible future write-downs of the book value of our real estate assets; natural disasters and other unforeseen damage, for which our insurance may not provide adequate coverage; reduced availability of mortgage financing and increased interest rates; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K, as amended, for the fiscal year ended November 30, 2012. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 10:30 a.m. Eastern Time on Tuesday, September 24, 2013. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0365 and entering 5723593 as the confirmation number.

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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2013	2012	2013	2012
Revenues:
Lennar Homebuilding	$1,461,626	955,800	3,611,414	2,388,321
Lennar Financial Services	112,638	106,764	327,614	263,574
Rialto Investments	27,808	37,194	79,114	102,874
Total revenues	$1,602,072	1,099,758	4,018,142	2,754,769

Lennar Homebuilding operating earnings	$202,809	71,312	428,387	147,121
Lennar Financial Services operating earnings	23,492	25,323	68,766	51,553
Rialto Investments operating earnings (loss)	677	(5,714)	10,558	6,813
Corporate general and administrative expenses	(37,619)	(32,286)	(102,742)	(88,296)
Earnings before income taxes	189,359	58,635	404,969	117,191
(Provision) benefit for income taxes	(67,205)	12,776	(83,059)	416,621
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	122,154	71,411	321,910	533,812
Less: Net earnings (loss) attributable to noncontrolling interests	1,492	(15,698)	6,320	(20,968)
Net earnings attributable to Lennar	$120,662	87,109	315,590	554,780

Average shares outstanding:
Basic	190,799	186,761	190,119	186,397
Diluted	225,335	219,581	226,002	217,135

Earnings per share:
Basic	$0.62	0.46	1.64	2.93
Diluted (1)	$0.54	0.40	1.42	2.56

Supplemental information:
Interest incurred (2)	$67,305	56,514	193,736	163,660

EBIT (3):
Net earnings attributable to Lennar	$120,662	87,109	315,590	554,780
Provision (benefit) for income taxes	67,205	(12,776)	83,059	(416,621)
Interest expense	54,306	44,999	155,426	131,148
EBIT	$242,173	119,332	554,075	269,307

(1)
Diluted earnings per share includes an add back of interest of $2.8 million and $8.5 million, respectively, for the three and nine months ended August 31, 2013, and $2.7 million and $8.5 million, respectively, for the three and nine months ended August 31, 2012, related to the Company's 2.00% and 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2013	2012	2013	2012
Lennar Homebuilding revenues:
Sales of homes	$1,447,626	932,838	3,558,974	2,339,983
Sales of land	14,000	22,962	52,440	48,338
Total revenues	1,461,626	955,800	3,611,414	2,388,321

Lennar Homebuilding costs and expenses:
Cost of homes sold	1,086,680	716,627	2,705,747	1,816,944
Cost of land sold	10,691	21,626	40,018	41,421
Selling, general and administrative	148,267	112,179	387,117	308,654
Total costs and expenses	1,245,638	850,432	3,132,882	2,167,019
Lennar Homebuilding operating margins	215,988	105,368	478,532	221,302
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	10,345	(5,991)	22,939	(14,289)
Lennar Homebuilding other income (expense), net	(1,294)	(5,406)	286	11,419
Other interest expense	(22,230)	(22,659)	(73,370)	(71,311)
Lennar Homebuilding operating earnings	$202,809	71,312	428,387	147,121

Lennar Financial Services revenues	$112,638	106,764	327,614	263,574
Lennar Financial Services costs and expenses	89,146	81,441	258,848	212,021
Lennar Financial Services operating earnings	$23,492	25,323	68,766	51,553

Rialto Investments revenues	$27,808	37,194	79,114	102,874
Rialto Investments costs and expenses	34,167	46,396	94,243	109,964
Rialto Investments equity in earnings from unconsolidated entities	5,199	13,551	15,877	37,578
Rialto Investments other income (expense), net	1,837	(10,063)	9,810	(23,675)
Rialto Investments operating earnings (loss)	$677	(5,714)	10,558	6,813

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2013	2012	2013	2012
Deliveries - Homes:
East	1,949	1,339	4,692	3,751
Central	785	612	2,062	1,492
West	854	635	2,302	1,561
Southeast Florida	400	335	1,118	784
Houston	675	550	1,596	1,324
Other	327	184	870	447
Total	4,990	3,655	12,640	9,359
Of the total home deliveries listed above, 18 and 45, respectively, represent home deliveries from unconsolidated entities for the three and nine months ended August 31, 2013, compared to 38 and 78, respectively, of home deliveries from unconsolidated entities in the same periods last year.

Deliveries - Dollar Value:
East	$509,673	328,598	1,218,246	877,858
Central	204,571	137,352	533,204	334,739
West	312,535	202,150	771,224	492,528
Southeast Florida	119,849	93,077	315,583	213,744
Houston	183,441	129,773	418,248	307,167
Other	128,553	65,842	331,701	154,198
Total	$1,458,622	956,792	3,588,206	2,380,234
Of the total dollar value of home deliveries listed above, $11.0 million and $29.2 million, respectively, represent the dollar value of home deliveries from unconsolidated entities for the three and nine months ended August 31, 2013, compared to $24.0 million and $40.3 million, respectively, of dollar value of home deliveries from unconsolidated entities in the same periods last year.

New Orders - Homes:
East	1,831	1,491	5,768	4,342
Central	643	644	2,160	1,923
West	958	800	2,445	2,082
Southeast Florida	462	472	1,426	1,143
Houston	600	535	1,833	1,585
Other	291	256	913	626
Total	4,785	4,198	14,545	11,701
Of the total new orders listed above, 13 and 45, respectively, represent new orders from unconsolidated entities for the three and nine months ended August 31, 2013, compared to 35 and 84, respectively, of new orders from unconsolidated entities in the same periods last year.

New Orders - Dollar Value:
East	$507,676	376,954	1,570,959	1,061,269
Central	177,821	158,071	583,779	446,965
West	373,456	250,776	892,118	633,473
Southeast Florida	152,478	134,875	440,786	310,339
Houston	162,080	131,644	489,408	384,682
Other	142,169	94,576	369,729	232,474
Total	$1,515,680	1,146,896	4,346,779	3,069,202
Of the total dollar value of new orders listed above, $8.4 million and $29.7 million, respectively, represent the dollar value of new orders from unconsolidated entities for the three and nine months ended August 31, 2013, compared to $23.6 million and $43.8 million, respectively, of dollar value of new orders from unconsolidated entities in the same periods last year.

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands)
(unaudited)

	August 31,
	2013	2012
Backlog - Homes:
East	2,452	1,539
Central	751	740
West	851	819
Southeast Florida	777	525
Houston	753	616
Other	374	274
Total	5,958	4,513
Of the total homes in backlog listed above, 5 homes represent the backlog from unconsolidated entities at August 31, 2013, compared to 8 homes in backlog from unconsolidated entities at August 31, 2012.

Backlog - Dollar Value:
East	$721,575	405,551
Central	218,780	176,781
West	324,078	237,839
Southeast Florida	266,546	150,032
Houston	206,475	157,118
Other	181,365	123,498
Total	$1,918,819	1,250,819
Of the total dollar value of homes in backlog listed above, $4.0 million represents the backlog dollar value from unconsolidated entities at August 31, 2013, compared to $4.6 million of backlog dollar value from unconsolidated entities at August 31, 2012.
Lennar's reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

14-14-14
LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31,	November 30,	August 31,
	2013	2012	2012
Lennar Homebuilding debt	$4,624,614	4,005,051	3,671,595
Total stockholders' equity	3,714,146	3,414,764	3,271,722
Total capital	$8,338,760	7,419,815	6,943,317
Lennar Homebuilding debt to total capital	55.5%	54.0%	52.9%

Lennar Homebuilding debt	$4,624,614	4,005,051	3,671,595
Less: Lennar Homebuilding cash and cash equivalents	433,943	1,146,867	692,004
Net Lennar Homebuilding debt	$4,190,671	2,858,184	2,979,591
Net Lennar Homebuilding debt to total capital (1)	53.0%	45.6%	47.7%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus total stockholders' equity). The Company believes the ratio of Net Lennar Homebuilding debt to total capital is a relevant and useful financial measure to investors in understanding the leverage employed in our Lennar Homebuilding operations. However, because Net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.